EXHIBIT 4.4

DESCRIPTION OF TEMPO SECURITIES

Unless the context otherwise requires, references in this exhibit to “we,” “our,” “Tempo” and the “Company” refer to the business and operations of Tempo Automation Holdings, Inc. (formerly known as ACE Convergence Acquisition Corp.) and its consolidated subsidiaries. Capitalized terms used but not defined herein have the definitions set forth in our Annual Report on Form 10-K for the year ended December 31, 2022.

General

The following description summarizes certain of the terms of our certificate of incorporation (our “certificate of incorporation”) and bylaws (our “bylaws”) and the Delaware General Corporation Law (“DGCL”). This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Capital Stock

Authorized Capitalization

Tempo’s authorized capital stock consists of 600,000,000 shares of Tempo common stock, par value $0.0001 per share, and 20,000,000 shares of Tempo preferred stock, par value $0.0001 per share. As of March 31, 2023, there were 27,141,039 shares of Tempo common stock outstanding and no shares of Tempo preferred stock outstanding.

Common Stock

Tempo common stock is not entitled to preemptive or other similar subscription rights to purchase any of Tempo’s securities. Tempo common stock is neither convertible nor redeemable. Unless Tempo’s board of directors determines otherwise, Tempo will issue all of Tempo’s capital stock in uncertificated form.

Voting Rights

Each holder of Tempo common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation, Tempo stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of Tempo common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend Rights

Each holder of shares of Tempo’s common stock is entitled to the payment of dividends and other distributions as may be declared by Tempo’s board of directors from time to time out of Tempo’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Tempo’s preferred stock, if any, and any contractual limitations on Tempo’s ability to declare and pay dividends.

Other Rights

Each holder of Tempo common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Tempo preferred stock that Tempo may designate and issue in the future.

Liquidation Rights

If Tempo is involved in voluntary or involuntary liquidation, dissolution or winding up of Tempo’s affairs, or a similar event, each holder of Tempo common stock will participate pro rata in all assets remaining after payment of liabilities, in accordance with the number of shares of common stock held by each such holder, subject to prior distribution rights of Tempo preferred stock, if any, then outstanding.

Preferred Stock

Tempo’s board of directors has authority to issue shares of Tempo’s preferred stock in one or more series and to determine and fix for each such series such voting powers, designations, preferences, qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Tempo preferred stock could have the effect of decreasing the trading price of Tempo common stock, restricting dividends on Tempo capital stock, diluting the voting power of Tempo common stock, impairing the liquidation rights of Tempo capital stock, or delaying or preventing a change in control of Tempo.

Tempo Redeemable Warrants

Public Warrants

As of March 31, 2023, there were 11,499,987 public warrants outstanding. Each whole public warrant entitles the registered holder to purchase one share of Tempo common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, except as described below. A warrant holder may exercise its warrants only for a whole number of shares of Tempo common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire at 5:00 p.m., New York City time, on November 22, 2027 or earlier upon redemption or liquidation.

Tempo will not be obligated to deliver any shares of Tempo common stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Tempo common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is available, subject to Tempo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No public warrant will be exercisable for cash or on a cashless basis, and Tempo will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Tempo common stock underlying such unit. Tempo will use commercially reasonable efforts to maintain the effectiveness of a registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if shares of Tempo common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Tempo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Tempo so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Tempo common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value. The “fair market value” means the volume weighted average price of the shares of Tempo common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of public warrants. Tempo may redeem the outstanding public warrants:

•	in whole and not in part;
•	at a price of $0.01 per public warrant;
•

upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the last reported sale price of the shares of Tempo common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Tempo sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

Tempo will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Tempo common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Tempo common stock is available throughout the 30- day redemption period. If and when the public warrants become redeemable, Tempo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Tempo issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Tempo common stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.

If Tempo calls the public warrants for redemption as described above, its management will have the option to require any holder that wishes to exercise its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Tempo’s management will consider, among other factors, Tempo’s cash position, the number of warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Tempo common stock issuable upon the exercise of the public warrants. If management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their warrants for that number of shares of Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Tempo common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the shares of Tempo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of shares of Tempo common stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Tempo calls the public warrants for redemption and management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption procedures.   A holder of a public warrant may notify Tempo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Tempo common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.   If the number of issued and outstanding shares of Tempo common stock is increased by a capitalization or stock dividend payable in shares of Tempo common stock, or by a split-up of Tempo common stock or other similar event, then, on the effective date of such capitalization or stock dividend, split-up or similar event, the number of shares of Tempo common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of Tempo common stock. A rights offering made to all or substantially all holders of shares of Tempo common stock entitling holders to purchase shares of Tempo common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Tempo common stock equal to the product of (1) the number of shares of Tempo common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Tempo common stock) and (2) one minus the quotient of (x) the price per share of Tempo common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Tempo common stock, in determining the price payable for shares of Tempo common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of shares of Tempo common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of Tempo common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Tempo, at any time while the public warrants are outstanding and unexpired, pays to all or substantially all of the holders of shares of Tempo common stock a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Tempo common stock on account of such shares of Tempo common stock (or other securities into which the public warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Tempo common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, stock dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Tempo common stock in respect of such event.

If the number of issued and outstanding shares of Tempo common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Tempo common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Tempo common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in issued and outstanding shares of Tempo common stock.

Whenever the number of shares of Tempo common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Tempo common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Tempo common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Tempo common stock (other than those described above or that solely affects the par value of such shares of Tempo common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which Tempo is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Tempo common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which Tempo is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of shares of Tempo common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than in connection with the Business Combination) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Tempo common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Tempo common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Tempo common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The public warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Tempo. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants, provided that the approval by the holders of at least 65% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of Tempo common stock. After the issuance of shares of Tempo common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units following the Business Combination and only whole warrants will trade.

Private Placement Warrants

As of March 31, 2023, there were 6,600,000 private placement warrants outstanding. The private placement warrants will not be redeemable by Tempo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Tempo in all redemption scenarios and exercisable by the holders on the same basis as the public warrants included in the units. Any amendment to the terms of the private placement warrants or any provision of the Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Tempo common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Tempo common stock underlying the private placement warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the private placement warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of Tempo common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. Even during such periods of time when insiders will be permitted to sell Tempo securities, an insider cannot trade in Tempo securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their public warrants and sell the shares of Tempo common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Action by Written Consent

Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, Tempo is subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 and 2∕3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Tempo has not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of Tempo may be discouraged or prevented.

Certificate of Incorporation and Bylaws

Among other things, our certificate of incorporation and bylaws:

•

permit Tempo’s board of directors to issue up to 20,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of Tempo’s board of directors;
•	provide that Tempo’s board of directors be classified into three classes;
•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then outstanding shares of voting stock of the corporation entitled to vote at an election of directors.

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders;

•	require that any action to be taken by Tempo stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of our stockholders may be called only by the chairperson of Tempo’s board of directors, its chief executive officer, its president or by its board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions would require approval by the holders of at least two-thirds (66 and 2∕3%) of the voting power of all of the then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Tempo’s board of directors may also act without stockholder action to amend, adopt or repeal our bylaws.

The combination of these provisions make it more difficult for Tempo’s existing stockholders to replace Tempo’s board of directors as well as for another party to obtain control of Tempo by replacing its board of directors. Since Tempo’s board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for Tempo’s board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of Tempo’s board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Tempo’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Tempo’s capital stock and may have the effect of delaying changes in Tempo’s control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Tempo’s common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our certificate of incorporation and bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States..

Exclusive Jurisdiction of Certain Actions

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on Tempo’s behalf; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of Tempo’s directors, officers, or stockholders to us or Tempo’s stockholders; (iii) any action, suit or proceeding asserting a claim against Tempo or any of Tempo’s directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws; and (iv) any action or proceeding asserting a claim against Tempo or any of Tempo’s directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, unless Tempo consents in writing to the selection of an alternative forum. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. Our certificate of incorporation further provides that, unless Tempo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, our certificate of incorporation provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive form provision. Additionally, our certificate of incorporation provides that any person or entity holding, owning or otherwise acquiring any interest in any of Tempo’s securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

The transfer agent for Tempo common stock is Continental Stock Transfer & Trust Company.